Exhibit (h)(10)

                               AMENDMENT NO. 1 TO

                                 FUND ACCOUNTING
                               SERVICES AGREEMENT


         This Amendment No. 1 to the Fund Accounting Services Agreement (the "Agreement") made as of September 9, 1996 between Investment Trust (formerly known as Scudder Investment Trust), a Massachusetts business Trust, on behalf of Classic Growth Fund, and Scudder Fund Accounting Corporation, is made as of August 9, 1999.

         Pursuant to Section 8 of the Agreement, the Agreement is hereby amended in its entirety by adding a new paragraph at the end of Section 7 to read as follows:

         "Fund Accounting shall be contractually bound hereunder by the terms of any publicly announced fee cap or waiver of its fee or by the terms of any written document provided to the Board of Trustees of the Fund announcing a fee cap or waiver of its fee, or any limitation of the Fund's expenses, as if such fee cap, fee waiver or expense limitation were fully set forth herein."

         Except as provided herein, the terms and provisions of the Agreement shall remain in full force and effect without amendment.

         Executed under seal this 31st day of August 1999.


INVESTMENT TRUST,
on behalf of Classic Growth Fund               ATTEST:


By:  /s/Lynn S. Birdsong                       /s/John Millette
     ---------------------------------         ---------------------------------
     Lynn S. Birdsong                          Title: Secretary
     President

SCUDDER FUND ACCOUNTING CORPORATION            ATTEST:


By:  /s/John R. Hebble                         /s/Kathryn L. Quirk
     ---------------------------------         ---------------------------------
     John R. Hebble                            Title:
     Vice President


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